                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY



                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                 SYNOPSYS, INC.

                             OAK MERGER CORPORATION

                                       AND

                               IKOS SYSTEMS, INC.

                                   dated as of

                                  July 2, 2001

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
ARTICLE I DEFINITIONS.....................................................................      2
        Section 1.1  Definitions..........................................................      2

ARTICLE II THE MERGER.....................................................................     10
        Section 2.1  The Merger...........................................................     10
        Section 2.2  Closing; Effective Time..............................................     10
        Section 2.3  Effect of the Merger.................................................     10
        Section 2.4  Certificate of Incorporation; Bylaws.................................     10
        Section 2.5  Directors and Officers...............................................     10
        Section 2.6  Effect on Capital Stock..............................................     11
        Section 2.7  Contingent Consideration.............................................     12
        Section 2.8  Surrender of Certificates............................................     15
        Section 2.9  Termination of Exchange Fund.........................................     17
        Section 2.10 No Further Ownership Rights in Company Common Stock..................     17
        Section 2.11 Lost, Stolen or Destroyed Certificates...............................     17
        Section 2.12 Tax and Accounting Consequences......................................     17
        Section 2.13 Withholding Rights...................................................     18
        Section 2.14 Taking of Necessary Action; Further Action...........................     18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................     18
        Section 3.1  Organization, Standing and Power.....................................     18
        Section 3.2  Capital Structure....................................................     19
        Section 3.3  Authority; No Conflicts..............................................     20
        Section 3.4  SEC Documents; Financial Statements..................................     21
        Section 3.5  Absence of Certain Changes...........................................     22
        Section 3.6  Absence of Undisclosed Liabilities...................................     22
        Section 3.7  Litigation...........................................................     22
        Section 3.8  Restrictions on Business Activities..................................     23
        Section 3.9  Governmental Authorization...........................................     23
        Section 3.10 Title to Property....................................................     23
        Section 3.11 Intellectual Property................................................     24
        Section 3.12 Environmental Matters................................................     26
        Section 3.13 Taxes................................................................     26
        Section 3.14 Employee Benefit Plans...............................................     28
        Section 3.15 Interested Party Transactions........................................     31
        Section 3.16 Certain Agreements Affected by the Merger............................     31
        Section 3.17 Employee Matters.....................................................     31
        Section 3.18 Insurance............................................................     33
        Section 3.19 Compliance With Laws.................................................     33
        Section 3.20 Registration Statement; Proxy Statement/Prospectus...................     34
        Section 3.21 Vote Required........................................................     34
        Section 3.22 Voting Agreements; Irrevocable Proxies...............................     34
        Section 3.23 Board Approval; Rights Plan; State Takeover Statutes.................     35


                                       i.

        Section 3.24 Brokers' and Finders' Fees; Opinion of Financial Adviser.............     35
        Section 3.25 Customers and Suppliers; Backlog.....................................     35
        Section 3.26 No Default...........................................................     35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................     36
        Section 4.1  Organization, Standing and Power.....................................     36
        Section 4.2  Capital Structure....................................................     36
        Section 4.3  Authority............................................................     36
        Section 4.4  SEC Documents; Financial Statements..................................     37
        Section 4.5  Absence of Undisclosed Liabilities...................................     38
        Section 4.6  Litigation...........................................................     38
        Section 4.7  Registration Statement; Proxy Statement/Prospectus...................     38
        Section 4.8  Board Approval.......................................................     39
        Section 4.9  Broker's and Finders' Fees...........................................     39
        Section 4.10 Tax Matters..........................................................     39
        Section 4.11 Parent Owned Shares of Company Common Stock..........................     39

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................     39
        Section 5.1  Conduct of Business of Company.......................................     39
        Section 5.2  No Solicitation......................................................     43

ARTICLE VI ADDITIONAL AGREEMENTS..........................................................     45
        Section 6.1  Proxy Statement/Prospectus; Registration Statement...................     45
        Section 6.2  Meeting of Stockholders..............................................     46
        Section 6.3  Access to Information................................................     46
        Section 6.4  Confidentiality......................................................     46
        Section 6.5  Public Disclosure....................................................     48
        Section 6.6  Consents; Cooperation................................................     48
        Section 6.7  Legal Requirements...................................................     49
        Section 6.8  Blue Sky Laws........................................................     49
        Section 6.9  Employee Benefit Plans...............................................     50
        Section 6.10 Form S-8.............................................................     52
        Section 6.11 Listing of Additional Shares.........................................     52
        Section 6.12 Indemnification......................................................     52
        Section 6.13 Tax Treatment........................................................     53
        Section 6.14 Stockholder Litigation...............................................     53
        Section 6.15 Employee Agreements..................................................     53
        Section 6.16 Injunctions or Restraints............................................     53
        Section 6.17 Certain Employee Actions.............................................     53
        Section 6.18 Further Assurances...................................................     53

ARTICLE VII CONDITIONS TO THE MERGER......................................................     54
        Section 7.1  Conditions to Obligations of Each Party to Effect the Merger.........     54
        Section 7.2  Additional Conditions to Obligations of the Company..................     55
        Section 7.3  Additional Conditions to the Obligations of Parent and Merger Sub....     55


                                      ii.

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................................     57
        Section 8.1  Termination..........................................................     57
        Section 8.2  Effect of Termination................................................     59
        Section 8.3  Expenses and Termination Fees........................................     59
        Section 8.4  Amendment............................................................     60
        Section 8.5  Extension; Waiver....................................................     60

ARTICLE IX GENERAL PROVISIONS.............................................................     60
        Section 9.1  Non-Survival at Effective Time.......................................     60
        Section 9.2  Notices..............................................................     60
        Section 9.3  Interpretation.......................................................     61
        Section 9.4  Counterparts.........................................................     62
        Section 9.5  Entire Agreement; Nonassignability; Parties in Interest..............     62
        Section 9.6  Severability.........................................................     62
        Section 9.7  Remedies Cumulative..................................................     62
        Section 9.8  Governing Law........................................................     63
        Section 9.9  Rules of Construction................................................     63


                                      iii.

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

Schedule 6.9(g)

Schedule 6.15(a)

Schedule 6.15(b)

Schedule 6.15(c)

Schedule 6.15(d)

Schedule 7.3(c)

Schedule 7.3(f)

Schedule 7.3(g)



EXHIBITS

Exhibit A  -  Form of Voting Agreement

Exhibit B  -  Form of Certificate of Merger
Exhibit C  -  Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D     Form of Employee Agreement for employees of the Company listed on
              Schedule 6.15(a)
Exhibit E  -  Form of Employee Agreement for employees of the Company listed on
              Schedule 6.15(b)
Exhibit F  -  Form of Amendment to Severance Agreement for employees of the
              Company listed on Schedule 6.15(c)
Exhibit G  -  Form of Amendment to Severance Agreement for employees of the
              Company listed on Schedule 6.15(d)


                                      iv.

                                                                  EXECUTION COPY

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


              This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of July 2, 2001, by and among Synopsys, Inc., a Delaware corporation ("Parent"), Oak Merger Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent, and IKOS Systems, Inc., a Delaware corporation (the "Company").

                                    RECITALS


              WHEREAS the Boards of Directors of the Company, Parent and Merger Sub believe it is in the best interests of their respective corporations and the stockholders of their respective corporations that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger;

              WHEREAS by virtue of the Merger, the outstanding shares of Company Common Stock, $0.01 par value ("Company Common Stock"), shall be converted into the right to receive shares of Parent Common Stock, $0.01 par value ("Parent Common Stock"), at the rate set forth herein;

              WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger;

              WHEREAS the parties intend, by executing this Agreement (a) to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); (b) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and (c) for the Merger to be accounted for as a purchase; and

              WHEREAS concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have on the date hereof entered into voting agreements in substantially the form attached hereto as Exhibit A (the "Voting Agreements") to vote the shares of Company Common Stock owned by such persons in favor of adoption of this Agreement and approval of the Merger.


              NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, agreements and additional agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

              Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

              "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

              "Antitrust Laws" has the meaning ascribed to it in Section 6.6(b).

              "Authorized Fully Diluted Shares" means the sum of (a) the number of shares of Company Common Stock outstanding as of June 15, 2001, (b) the Authorized Option Shares, and (c) the number of shares of Company Common Stock that become issuable prior to the Closing Date under the Company ESPP.

              "Authorized Option Shares" means the sum of (a) the number of options granted under the Company Stock Option Plans which are outstanding as of June 15, 2001; (b) the number of shares of Company Common Stock remaining available for grant under the Company Stock Option Plans as of June 15, 2001; and (c) such number of additional shares of Company Common Stock (if any) that are made available for issuance under the 1995 Stock Option Plan on October 1, 2001 pursuant to Section 4.1 thereof if the Closing Date is after October 1, 2001.

              "Average Parent Stock Price" means the average last sale price per share of the Parent Common Stock on the Nasdaq Stock Market as reported in The Wall Street Journal (or, if either party disputes the accuracy of the prices therein reported, another mutually agreeable authoritative source) for the ten
(10) full trading-day period ending on the fifth (5th) full trading day prior to the Closing Date (e.g., if the Closing Date falls on a Sunday, the ten (10) trading day period used to calculate the Average Parent Stock Price on such date would end on, and include, the previous Monday, assuming that Monday through Friday are full trading days).

              "Backlog" as of June 30, 2001 or June 30, 2002, means (a) the dollar amount of all non-cancelable orders for products and services that (i) are not discounted in excess of historical discounts consistent with past practice, (ii) satisfy all criteria of the Company's orders acceptance policy as it existed on June 6, 2001, as amended by the Company with Parent's consent prior to the date of this Agreement (but excluding any orders for which an exception to the order acceptance policy was approved by an officer of the Company, regardless of whether the orders acceptance policy grants such officer authority to make such exceptions), and (iii) have not been invoiced, plus (b) all deferred revenue, as reflected in audited financial statements prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with the Company's annual fiscal year-end audited financial statements, attributable to products and services that have been invoiced; provided, however, that (AA), for the avoidance of doubt, items that are included in the above clause (a) of this paragraph shall not be included in the above clause (b) of this paragraph, (BB) in the case of hardware and software, such products must have a scheduled ship date within six (6) months of the applicable Backlog date (i.e. June 30, 2001 or June 30, 2002, as the case may be) and (CC) in the case of software maintenance and support, consulting and training, such services must be scheduled to be performed within six (6) months of such date.

              "Bonus Plan" has the meaning ascribed to it in Section 6.9(g)

              "CERCLA" has the meaning ascribed to it in Section 3.12(b).

              "Certificate of Incorporation" has the meaning ascribed to it in
Section 3.1.

              "Certificate of Merger" has the meaning ascribed to it in Section 2.2.

              "Closing" has the meaning ascribed to it in Section 2.2.

              "Closing Date" has the meaning ascribed to it in Section 2.2.

              "COBRA" has the meaning ascribed to it in Section 3.14(d).

              "Company" has the meaning ascribed to it in the forepart to this Agreement.

              "Company Authorizations" has the meaning ascribed to it in Section 3.9.

              "Company Balance Sheet" has the meaning ascribed to it in Section 3.6.

              "Company Balance Sheet Date" has the meaning ascribed to it in
Section 3.5.

              "Company Certificates" has the meaning ascribed to it in Section 2.8(c).

              "Company Common Stock" has the meaning ascribed to it in the Recitals to this Agreement.

              "Company Disclosure Schedule" has the meaning ascribed to it in the forepart of Article III.

              "Company Employee Plans" has the meaning ascribed to it in Section 3.14(a).

              "Company ESPP" has the meaning ascribed to it in Section 3.2.

              "Company Financial Statements" has the meaning ascribed to it in
Section 3.4.

              "Company Material Adverse Effect" means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of the Company (or, after the Effective Time, the Surviving Corporation) and its Subsidiaries, taking the Company (or, after the Effective Time, the Surviving Corporation) together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Company Material Adverse Effect: (a) a decrease in the trading price of Company Common Stock; (b) any event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving results from changes affecting any of the industries or economies in which the Company operates as a whole (which changes do not materially and disproportionately affect the Company); (c) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or
(f) a failure in and of itself of results of operations of the Company and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Company after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

              "Company Representatives" has the meaning ascribed to it in
Section 5.2.

              "Company SEC Documents" has the meaning ascribed to it in Section 3.4.

              "Company Stock Option Plans" has the meaning ascribed to it in
Section 2.6(c).

              "Company Stockholders Meeting" has the meaning ascribed to it in
Section 3.20.

              "Competing Bidder" has the meaning ascribed to it in Section 5.2.

              "Confidential Information" has the meaning ascribed to it in
Section 3.11(g).

              "Confidentiality Agreement" means the Confidentiality Agreement, dated as of April 30, 2001, between the Company and Parent.

              "Contingent Consideration" has the meaning ascribed to it in
Section 2.7(a).

              "Contingent Price Adjustment" has the meaning ascribed to it in
Section 2.7(b).

              "Continuing Employees" has the meaning ascribed to it in Section 6.9(d).

              "CPA Firm" has the meaning ascribed to it in Section 2.7(d).

              "DGCL" has the meaning ascribed to it in Section 2.1.

              "Dilution Adjustment" has the meaning ascribed to it in Section 2.7(c).

              "Effective Time" has the meaning ascribed to it in Section 2.2.

              "Environmental and Safety Laws" has the meaning ascribed to it in
Section 3.12(a).

              "ERISA Affiliate" has the meaning ascribed to it in Section
3.14(a).

              "ERISA" has the meaning ascribed to it in Section 3.14(a).

              "Exchange Act" has the meaning ascribed to it in Section 3.4.

              "Exchange Ratio" has the meaning ascribed to it in Section 2.6(a).

              "Facilities" has the meaning ascribed to it in Section 3.12(a).

              "Final Date" has the meaning ascribed to it in Section 8.1(b).

              "Foreign Plan" has the meaning ascribed to it in Section 3.14(j).

              "Fully Diluted Shares" means the number of shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time on a fully converted basis, including all outstanding shares of capital stock and the maximum potential number of shares of capital stock issuable pursuant to options, warrants, convertible or exchangeable securities, subscriptions, and agreements or commitments to issue shares of capital stock which are outstanding immediately prior to the Effective Time.

              "GAAP" has the meaning ascribed to it in Section 3.4.

              "Governmental Entity" has the meaning ascribed to it in Section
3.3.

              "Hazardous Materials" has the meaning ascribed to it in Section 3.12(a).

              "HSR Act" has the meaning ascribed to it in Section 3.3.

              "Indemnified Parties" has the meaning ascribed to it in Section 6.12.

              "Intellectual Property" has the meaning ascribed to it in Section 3.11(a).

              "Internal Revenue Code" has the meaning ascribed to it in the Recitals to this Agreement.

              "Knowledge" with respect to a party means such party's actual knowledge after reasonable inquiry of officers, directors, vice presidents, persons of higher authority than, or equivalent authority to, a vice president, and all persons directly reporting to any of the foregoing.

              "Merger" has the meaning ascribed to it in the Recitals to this Agreement.

              "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

              "Merger Sub Common Stock" has the meaning ascribed to it in
Section 2.6(d).

              "NASD" has the meaning ascribed to it in Section 3.3.

              "Needham Letter" has the meaning ascribed to it in the definition of Transaction Expenses.

              "Net Backlog" means the difference resulting from (i) the dollar value of Backlog as of June 30, 2002 less (ii) the dollar value of Backlog as of June 30, 2001; provided, however, that Net Backlog shall be limited to the following amounts for the following levels of Revenue:

              Revenue                                       Limit on Net Backlog
              -------                                       --------------------
              Less than $50 million                         $0
              Between $50 million and $60 million           $1 million
              Between $60 million and $70 million           $3 million
              Between $70 million and $80 million           $5 million
              Between $80 million and $90 million           $8 million
              Over $90 million                              $10 million

              "Order" has the meaning ascribed to it in Section 6.6(b).

              "Parent" has the meaning ascribed to it in the forepart to this Agreement.

              "Parent Balance Sheet" has the meaning ascribed to it in Section 4.5.

              "Parent Common Stock" has the meaning ascribed to it in the Recitals to this Agreement.

              "Parent Confidential Information" has the meaning ascribed to it in Section 6.4(b).

              "Parent Disclosure Schedule" has the meaning ascribed to it in the forepart of Article IV.

              "Parent Financial Statements" has the meaning ascribed to it in
Section 4.4.

              "Parent Material Adverse Effect" means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, either alone or in combination, shall constitute a Parent Material Adverse Effect: (a) a decrease in the trading price of Parent Common Stock; (b) any event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving results from changes affecting any of the industries or economies in which Parent operates as a whole (which changes do not materially and disproportionately affect Parent); (c) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger; (d) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the taking of any action expressly required by this Agreement; (e) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by any matter for which Parent has agreed (other than in this Agreement) to indemnify the Company; or (f) a failure in and of itself of results of operations of the Parent and its Subsidiaries (on a consolidated basis) to meet internal projections or forecasts or published revenue or earnings predictions for any fiscal quarterly or annual period of the Parent after the date hereof and prior to the Closing Date, but not either the underlying causes of such failure or the consequences of such failure.

              "Parent SEC Documents" has the meaning ascribed to it in Section 4.4.

              "PBT" means the Company's profit or loss before tax for the period of July 1, 2001 through June 30, 2002, inclusive, excluding amounts paid or accrued pursuant to the Bonus Plan, the PBT Exclusion Items, each of the foregoing as reflected in audited financial statements prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and consistent with the Company's annual fiscal year-end audited financial statements.

              "PBT Adjustment" has the meaning ascribed to it in Section 2.7(b)(ii).

              "PBT Exclusion Items" means the following items which shall be excluded in the calculation of PBT: (i) the following amounts to the extent that in the aggregate they exceed five hundred thousand dollars ($500,000): (a) any net reduction or reversal in balance sheet reserves between the date of this Agreement and June 30, 2002 and (b) to the extent the settlement is different from the recorded reserve for French VAT exposure at March 31, 2001, any reversal of that reserve to income or any additional expense incurred on settlement; (ii) any revenue recorded under the 3Dfx settlement including any refund of associated sales taxes or other taxes; (iii) legal fees and related expenses directly related to the litigation identified in Section 3.7 of the Company Disclosure Schedule, and any cash received on settlement thereof; (iv) tax or other refunds received related to events occurring in the prior year; (v) expenses incurred and settlement amounts received by the Company for matters for which indemnification by Parent is provided pursuant to the letter between Parent and the Company dated as of the date hereof relating to indemnification for certain claims; (vi) gains or revenue resulting from the Company's selling, leasing, licensing or otherwise disposing of or encumbering any of its properties or assets other than sales of products in the ordinary course of business consistent with the Company's past practice; and (vii) Transaction Expenses.

              "PCBs" has the meaning ascribed to it in Section 3.12(b).

              "Property" has the meaning ascribed to it in Section 3.12(a).

              "Proxy Statement" has the meaning ascribed to it in Section 3.20.

              "Quickturn" has the meaning ascribed to it in Section 7.3(e).

              "Quickturn Non-Compete" has the meaning ascribed to it in Section 7.3(e).

              "Recommendation" has the meaning ascribed to it in Section 8.1(e).

              "Registration Statement" has the meaning ascribed to it in Section 3.20.

              "Repurchase Options" has the meaning ascribed to it in Section 6.9(b).

              "Revenue" means the Company's revenue for the period July 1, 2001 through June 30, 2002, inclusive, as reflected in audited financial statements prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and consistent with the Company's annual fiscal year-end audited financial statements as of September 30, 2001.

              "Revenue Adjustment" has the meaning ascribed to it in Section 2.7(b)(ii).

              "Revenue Plus Net Backlog Adjustment" has the meaning ascribed to in Section 2.7(b)(ii).

              "SEC" has the meaning ascribed to it in Section 3.3.

              "Securities Act" has the meaning ascribed to it in Section 3.2.

              "Subsidiary" and "Subsidiaries" mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner (excluding partnerships, the general partnership interests of which held by such person or any subsidiary of such person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such person or by one or more of its subsidiaries.

              "Superior Proposal" has the meaning ascribed to it in Section 5.2.

              "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

              "Takeover Proposal" means any agreement, offer or proposal for, or any indication of interest, written or oral, in (A) a merger, reorganization, share exchange, consolidation, or other business combination involving the Company or any of its Subsidiaries, which would result in the holders of the Company's Common Stock immediately prior to the consummation of such transaction holding less than eighty five percent (85%) of the outstanding shares of any class of capital stock or voting power of the surviving, resulting or acquiring entity immediately following the consummation of such transaction; or (B) a tender offer for securities of the Company, which, if successful, would result in the tender offeror, either alone or as part of a group, holding beneficial ownership of fifteen percent (15%) or more of the outstanding shares of any class of capital stock or voting power of the Company immediately following the consummation of such tender offer; (C) the acquisition of fifteen percent (15%) or more of the outstanding shares of any class of capital stock or voting power of the Company; or (D) the acquisition of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries (either on the basis of book value or fair market value, calculated in each case on a consolidated basis), other than, in each case, the transactions contemplated by this Agreement. For purposes of this definition, the terms "person", "group" and "beneficial ownership" have the meanings ascribed to them in the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder.

              "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means
(i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement.

              "Tax Authority" means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign).

              "Tax Return" means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

              "Third Party Intellectual Property Rights" has the meaning ascribed to it in Section 3.11(b).

              "Transaction Expenses" means the actual, reasonable, documented fees, costs and expenses incurred by the Company and payable to Needham & Co. as financial advisor to the Company pursuant to its letter agreement with the Company dated as of June 28, 2000 (the "Needham Letter"), Gray Cary Ware & Freidenrich LLP as outside legal counsel to the Company, and the Company's outside accountants, in each case in connection with the negotiations leading to this Agreement, the negotiation and documentation of this Agreement (including due diligence in connection therewith), the performance of the Company's obligations under this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, and expenses incurred in connection with printing the Company's proxy materials and the Registration Statement, registration and filing fees in connection with the Registration Statement, the proxy materials and the listing of additional shares, and fees, costs and expenses associated with complying with applicable Blue Sky securities laws in connection with the Merger and filing fees under the HSR Act. Fees, costs and expenses incurred by the Company in connection with legal, accounting and financial advisory work in the ordinary course of business shall not constitute Transaction Expenses, even though they may be incurred after the date hereof or during the pendency of this Agreement.

              "Trigger Event" means the acquisition by any person or group (other than a stockholder who is party to an enforceable Voting Agreement) of beneficial ownership of securities representing fifteen percent (15%) or more of the outstanding shares of any class of capital stock or voting power of the Company, or the commencement or public announcement of a tender or exchange offer, other publicly announced initiative or open market purchase program following the successful consummation of which such person or group would have beneficial ownership of securities representing fifteen percent (15%) or more of the outstanding shares of any class of capital stock or voting power of the Company. For purposes of this definition, the terms "person", "group" and "beneficial ownership" have the meanings ascribed to them in the Securities Exchange Act of 1934 as amended and the rules and regulations of the SEC thereunder.

              "Voting Agreements" has the meaning ascribed to it in the Recitals to this Agreement.

              "WARN" has the meaning ascribed to it in Section 3.17(g).


                                   ARTICLE II
                                   THE MERGER

              Section 2.1 The Merger. At the Effective Time (as defined in
Section 2.2) and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

              Section 2.2 Closing; Effective Time. The closing of the Merger (the "Closing") shall take place as soon as reasonably practicable (and in any event not later than two business days) after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, 94303, or at such other location as the parties hereto agree. As part of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit B (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of the filing of such document, or such later time as may be agreed to by the parties and specified in the Certificate of Merger in accordance with
Section 103(d) of the DGCL, being the "Effective Time").

              Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without revision or impairment, and debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

              Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit C hereto. From and after the Effective Time, Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

              Section 2.5 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal.

              Section 2.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                     (a) Conversion of Company Common Stock. At the Effective Time, subject to Section 2.6(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b)) shall be automatically converted into the right to receive that number of shares (or a fraction of a share, as the case may be) of Parent Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (i) the sum of six dollars ($6) per share and the Contingent Consideration, if any, calculated in accordance with Section 2.7, by (ii) the Average Parent Stock Price;

                     (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or any other consideration paid or issued therefore.

                     (c) Company Stock Option Plans; Company ESPP. At the Effective Time, the Company's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan, 2000 Nonstatutory Stock Option Plan, Virtual Machine Works 1994 Incentive Stock Option Plan and the non-plan options to purchase Company Common Stock set forth in Section 2.6(c) of the Company Disclosure Schedule (collectively the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans shall be assumed by Parent in accordance with Section 6.9. The Company ESPP (as defined in Section 3.2) shall be terminated in accordance with Section 6.9(c).

                     (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

                     (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Parent Stock Price.

              Section 2.7 Contingent Consideration.

                     (a) Contingent Consideration.

              The "Contingent Consideration", if any, equals (i) the Contingent Price Adjustment, if any, calculated pursuant to Section 2.7(b) less (ii) the Dilution Adjustment calculated pursuant to Section 2.7(c). In no event shall any person who immediately prior to the Effective Time was a holder of capital stock of the Company be required to repay or return any consideration which such holder receives or which such holder has the right to receive, as a result of the determination of the Contingent Consideration hereunder, and for such purposes, the calculation of the Contingent Consideration in accordance with the procedures set forth in Section 2.7(d) shall be final and binding on all parties to this Agreement and on the holders of Company capital stock and options.

              (b) Contingent Price Adjustment. The "Contingent Price Adjustment" shall be calculated as follows:

                     (i) If the Closing Date is prior to June 30, 2002, the Contingent Price Adjustment shall equal nine dollars ($9) per share of Company Common Stock and the second paragraph of Section 2.7(d) shall not apply; provided, that the Closing may not occur prior to June 30, 2002 without the agreement of both Parent and the Company.

                     (ii) If the Closing Date is on or after June 30, 2002, the Contingent Price Adjustment shall equal an amount per share of Company Common Stock equal to either the Revenue Plus Net Backlog Adjustment or the PBT Adjustment, whichever produces a lower dollar per share value, except that if the PBT Adjustment produces a lower dollar per share value than the Revenue Plus Net Backlog Adjustment but the same or higher dollar per share value than the Revenue Adjustment, the Contingent Price Adjustment shall equal the Revenue Plus Net Backlog Adjustment.

                            (A) The "Revenue Plus Net Backlog Adjustment" shall
be calculated using Revenue plus Net Backlog as provided in the following table using either (aa) Revenue plus the absolute value of Net Backlog if Net Backlog is positive or (bb) Revenue minus the absolute value of Net Backlog if Net Backlog is negative and shall equal the dollar per share value that results from the formula in the applicable right-hand column of the table (such formula is located in the row that contains the applicable Revenue plus Net Backlog in the left-hand column of the table):

        Revenue plus Net Backlog ("RB")                     Revenue Plus Net Backlog Adjustment
        -------------------------------                     -----------------------------------
                  (millions)
        RB (greater than or equal to) $100                  $14

        $90 (less than or equal to) RB (less than) $100     $14 - $((100 - RB)/10) *2

        $80 (less than or equal to) RB (less than) $90      $12 - $((90 - RB)/10) *3

        $70 (less than or equal to) RB (less than) $80      $9 - $((80 - RB)/10) *3

        $60 (less than or equal to) RB (less than) $70      $6 -- $((70 - RB)/10) *3

        $50 (less than or equal to) RB (less than) $60      $3 - $((60 - RB)/10) *3

        RB (less than) $50                                  $0

                            The "Revenue Adjustment" shall be calculated using
              Revenue as provided in the following table and shall equal the dollar per share value that results from the formula in the applicable right-hand column of the table (such formula is located in the row that contains the applicable Revenue in the left-hand column of the table):

              Revenue ("R")                                    Revenue Adjustment
              -------------                                    ------------------
              (millions)
              R (greater than or equal to) $100                $14

              $90 (less than or equal to) R (less than) $100   $14 - $((100 - R)/10) *2

              $80 (less than or equal to) R (less than) $90    $12 - $((90 - R)/10) *3

              $70 (less than or equal to) R (less than) $80    $9 - $((80 - R)/10) *3

              $60 (less than or equal to) R (less than) 70     $6 -- $((70 - R)/10) *3

              $50 (less than or equal to) R (less than) 60     $3 -- $((60 - R)/10) *3

              R (less than) $50                                $0

                            (B) The "PBT Adjustment" shall be calculated using
PBT as provided in the following table and shall equal the dollar per share value that results from the formula in the applicable right-hand column of the table (such formula is located in the row that contains the applicable PBT in the left-hand column of the table):

              PBT                                               PBT Adjustment
              ---                                               --------------
              (millions)
              PBT (greater than or equal to) $18                   $14

              $14 (less than or equal to) PBT (less than) $18      $14 - $((18 - PBT)/4) *2

              $8 (less than or equal to) PBT (less than) $14       $12 - $((14 - PBT)/6) *3

              $0 (less than or equal to) PBT (less than) $8        $9 - $((8 - PBT)/8) *3

              $(5) (less than or equal to) PBT (less than) $0      $6 - $((0-PBT)/5) *3

              $(10) (less than or equal to) PBT (less than) $(5)   $3 - $((-5 - PBT)/5) *3

              PBT (less than) $(10)                                $0


                     (c) Dilution Adjustment. The "Dilution Adjustment" shall be determined by dividing (i) the product obtained from multiplying (x) the excess of the number of Fully Diluted Shares over the Authorized Fully Diluted Shares and (y) the sum of six dollars ($6) plus the Contingent Price Adjustment by (ii) the Fully Diluted Shares.

                     (d) Calculation of Contingent Consideration.

              As soon as practicable after June 30, 2001 but in no event later than July 21, 2001, Ernst & Young LLP shall audit the Company in order to calculate the Backlog as of June 30, 2001. As soon as practicable after June 30, 2001 but in no event later than July 21, 2001, Ernst & Young LLP and the Company shall provide to Parent and KPMG LLP all supporting materials and information (including all audit and tax working papers of the Company and Ernst & Young
LLP) necessary or appropriate for Parent and KPMG LLP to calculate the Backlog as of June 30, 2001. As soon as practicable after the parties have completed their respective calculations of the Backlog as of June 30, 2001, but in no event later than July 28, 2001, if such calculations differ, Parent, KPMG LLP, the Company, and Ernst & Young LLP shall seek in good faith to resolve such differences in order to agree on a calculation of the Backlog as of June 30, 2001. If Parent and the Company are unable to resolve such differences by July 31, 2001, Parent and the Company shall revise their respective calculations so that each such revised calculation identifies the differences remaining between the two such calculations. No later than August 5, 2001, Parent and the Company shall submit such revised calculations to PriceWaterhouseCoopers (or Deloitte & Touche if PriceWaterhouseCoopers does not agree to provide services pursuant to this paragraph or has a material relationship with either of the parties) (the "CPA Firm"). Acting as experts and not as arbitrators, and based solely on its independent review and analysis of the revised calculations (without review, analysis or audit of the data underlying such calculations), the CPA Firm shall determine the Backlog as of June 30, 2001, based on its determination of which calculation (Parent's calculation or the Company's calculation) better approximates the Backlog as of June 30, 2001; provided that to make such determination the CPA Firm shall choose, without any modification, either the Company's calculation of the Backlog as of June 30, 2001, taken as a whole as submitted in its entirety to the CPA Firm by the Company, or Parent's calculation of Backlog as of June 30, 2001, taken as a whole as submitted in its entirety to the CPA Firm by Parent. The Company and Parent shall direct the CPA Firm to use its best efforts to render such determination no later than August 10, 2001. Such determination shall be final, conclusive and binding upon the Company and Parent. Fifty percent (50%) of the fees of the CPA Firm billed to the parties shall be paid by Parent, and the other fifty percent (50%) of such fees shall be paid from the Contingent Consideration, if any. To the extent such Contingent Consideration is insufficient to pay such fees, Parent shall pay the remainder.

              As soon as practicable after June 30, 2002 but in no event later than August 5, 2002 (unless the Closing Date has occurred prior to June 30, 2002, in which case, as provided in Section 2.7(b)(i), this second paragraph of
Section 2.7(d) shall not apply), Ernst & Young LLP shall audit the Company in order to calculate the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment. As soon as practicable after June 30, 2002 but in no event later than August 5, 2002, Ernst & Young LLP and the Company shall provide to

Parent and KPMG LLP all supporting materials and information (including all audit and tax working papers of the Company and Ernst & Young LLP) necessary or appropriate for Parent and KPMG LLP to calculate the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment. As soon as practicable after the parties have completed their respective calculations of the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment but in no event later than August 12, 2002, if any of such calculations differ, Parent, KPMG LLP, the Company, and Ernst & Young LLP shall seek in good faith to resolve such differences in order to agree on a calculation of the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment. If Parent and the Company are unable to resolve such differences by August 15, 2002, Parent and the Company shall revise their respective calculations so that each such revised calculation identifies the differences remaining between the two such calculations. No later than August 19, 2002, Parent and the Company shall submit such revised calculations to the CPA Firm. Acting as experts and not as arbitrators, and based solely on its independent review and analysis of the revised calculations (without review, analysis or audit of the data underlying such calculations), the CPA Firm shall determine the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment, based on its determination of which calculation (Parent's calculation or the Company's calculation) better approximates the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment; provided that to make such determination the CPA Firm shall choose, without any modification, either the Company's calculations of the Backlog as of June 30, 2002, the Contingent Price Adjustment, and the Dilution Adjustment, taken as a whole as submitted in their entirety to the CPA Firm by the Company, or Parent's calculations of Backlog as of June 30, 2002, Contingent Price Adjustment, and Dilution Adjustment, taken as a whole as submitted in their entirety to the CPA Firm by Parent. The Company and Parent shall direct the CPA Firm to use its best efforts to render such determination no later than August 26, 2002, respectively. Such determination shall be final, conclusive and binding upon the Company and Parent. Fifty percent (50%) of the fees of the CPA Firm billed to the parties shall be paid by Parent, and the other fifty percent (50%) of such fees shall be paid from the Contingent Consideration, if any. To the extent such Contingent Consideration is insufficient to pay such fees, Parent shall pay the remainder.

              Section 2.8 Surrender of Certificates.

                     (a) Exchange Agent. Parent's transfer agent shall act as exchange agent (the "Exchange Agent") in the Merger.

                     (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to
Section 2.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights in favor of the Company shall be in book entry form until such vesting and/or repurchase rights lapse) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.6(f).

                     (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, subject to Section 2.7, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 2.6(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates (or book entries in the case of shares that are subject to vesting and/or repurchase rights in favor of the Company) representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Parent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificate so surrendered shall forthwith be canceled and the holder of such Company Certificate shall be sent in exchange therefor a certificate or certificates (or book entry in the case of shares that are subject to vesting and/or repurchase rights) representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.6(a) and cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.6(f). Until so surrendered, each outstanding Company Certificate that will be deemed from and after the Effective Time to represent only the right to receive the merger consideration contemplated by Section 2.6(a) upon surrender of such Company Certificate. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

                     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock which the holder thereof has the right to receive until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Common Stock certificates issued in exchange therefor, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.8(d)) with respect to such shares of Parent Common Stock.

                     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                     (f) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 2.6 in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

              Section 2.9 Termination of Exchange Fund. Any portion of funds (including any interest earned thereon) or certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article II within seven (7) months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section
2.8 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and, only as general creditors thereof, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

              Section 2.10 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this Article II.

              Section 2.11 Lost, Stolen or Destroyed Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

              Section 2.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (b) be accounted for as a purchase.

              Section 2.13 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Internal Revenue Code or any provision of United States federal, state, local, or foreign national, provincial, local or other Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

              Section 2.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, as long as such action is not inconsistent with this Agreement.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

              The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"). The disclosures set forth in the Company Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Company Disclosure Schedule.

              Section 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent a true and correct copy of the Certificate of Incorporation, (the "Certificate of Incorporation"), and Bylaws or other charter documents, as applicable, of the Company and each of its Subsidiaries, each as amended to date. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organizational documents. The Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such Subsidiary are owned by the Company free and clear of all liens, charges, claims or encumbrances or rights of others and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation, or Bylaws of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (excluding the Subsidiaries and securities in publicly traded companies held for passive investment and comprising less than one percent (1%) of the outstanding stock of such company).

              Section 3.2 Capital Structure. The authorized capital stock of the Company consists of fifty million (50,000,000) shares of Common Stock, $0.01 par value, of which there were issued and outstanding as of the close of business on June 15, 2001, 9,061,620 shares, and ten million (10,000,000) shares of Preferred Stock $0.01 par value of which five hundred thousand (500,000) shares have been designated as Series G Preferred Stock. As of the close of business on June 15, 2001 there were no shares of Preferred Stock issued and outstanding. No shares of Company Common Stock are held in treasury of the Company or by its Subsidiaries. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after June 15, 2001, except upon the exercise of options outstanding as of such date under the Company Stock Option Plans (as defined in Section 2.6(c)) or pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Company ESPP"). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances, other than any liens, charges, claims, encumbrances or rights of others, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. As of the close of business on June 15, 2001, the Company had reserved (i) 5,736,884 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plans, of which 2,264,058 shares had been issued pursuant to option exercises or direct stock purchases, 3,155,594 shares were subject to outstanding, unexercised options, no shares were subject to outstanding stock purchase rights, and 316,872 shares were available for issuance thereunder and (ii) 1,050,000 shares of Common Stock for issuance to employees pursuant to the Company ESPP, of which 535,153 shares had been issued. Between June 15, 2001 and the date hereof, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or
(ii) accepted enrollments in the Company ESPP. Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP and (ii) the Company's rights to repurchase any unvested shares under the Company Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's capital stock (other than those granting the Company the right to purchase unvested shares upon employment or service termination, and the Voting Agreements) (i) between or among the Company and any of its stockholders and (ii) to the Company's Knowledge, between or among any of the Company's stockholders. The terms of the Company Stock Option Plans permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, stockholders, or otherwise. The current Offering Period (as defined in the Company ESPP) commenced under the Company ESPP on February 1, 2001 and will end on July 31, 2001, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period (as defined in the Company ESPP), there are no other purchase rights or options outstanding under the Company ESPP. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Option Plans or Company ESPP (and true and complete copies of all such agreements and instruments which differ in any material respect from any of such forms) have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented since being provided to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act of 1933, as amended (the "Securities Act"), or were issued in transactions which qualified for exemptions under either
Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

              Section 3.3 Authority; No Conflicts. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders holding a majority of the outstanding shares of Company Common Stock as contemplated by
Section 7.1(a). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require the consent or approval of any person in respect of: (i) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, tribunal, administrative agency or commission or other governmental authority or instrumentality, stock exchange or market system, in each case whether domestic or foreign (each a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 2.2; (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in Section 3.20) relating to the Company Stockholders Meeting (as defined in Section 3.20); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country;
(iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (v) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended; (vi) the filing of a Current Report on Form 8-K with the SEC;
(vii) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and
(viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

              Section 3.4 SEC Documents; Financial Statements. The Company has provided (or made available if publicly available at www.sec.gov or www.10kwizard.com or other widely available online EDGAR retrieval service) to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings made with the SEC by the Company since March 31, 2001 and, prior to the Effective Time, the Company will have provided (or made available if publicly available at www.sec.gov or www.10kwizard.com or other widely available online Edgar retrieval service) to Parent true and complete copies of any additional documents filed with the SEC by the Company prior to the Effective Time (collectively, the "Company SEC Documents"). The Company has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq Stock Market since March 31, 2001. In addition, the Company has provided (or made available if publicly available at www.sec.gov or www.10kwizard.com or other widely available online Edgar retrieval service) to Parent true and complete copies of all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly provide (or make available if publicly available at www.sec.gov or www.10kwizard.com or other widely available online Edgar retrieval service) to Parent true and complete copies of all exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments none of which individually, or in the aggregate, are material). There has been no change in Company accounting policies since March 31, 2001.

              Section 3.5 Absence of Certain Changes. Since March 31, 2001 (the "Company Balance Sheet Date"), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock other than the purchase of unvested shares upon employment or service termination; (v) any entering into by the Company or any of its Subsidiaries of any material contract or agreement, or any material amendment or termination of, other than in the ordinary course of business, or default by the Company or any of its Subsidiaries under, any material contract or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound (or, to the Knowledge of the Company, by any other party thereto); (vi) any amendment or change to the Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company to any of its directors, consultants or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company's past practices. The Company has not agreed since March 31, 2001 to effect any changes, events, or conditions or take any of the actions described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

              Section 3.6 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Consolidated Balance Sheets or in the related Notes to Consolidated Financial Statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (the "Company Balance Sheet"), (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date which are consistent with past practice and which could not reasonably be expected to have a Company Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

              Section 3.7 Litigation. There is no litigation, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of the Company or any of its

Subsidiaries, threatened against the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or an adverse impact on the ability of the Company to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against the Company or any of its Subsidiaries, or, to the Knowledge of the Company and its Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect.

              Section 3.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current business practice of the Company or any of its Subsidiaries, any contemplated acquisition of property by the Company or any of its Subsidiaries or the conduct by the Company or any of its Subsidiaries of its business as currently conducted or as currently proposed to be conducted.

              Section 3.9 Governmental Authorization. The Company and each of its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's or any of its Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

              Section 3.10 Title to Property. The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) purchase money liens incurred in the ordinary course of business and liens securing debt which is reflected on the Company Balance Sheet. The plants, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, ordinary wear and tear excepted, and except where the failure to be in good condition or repair would not have a Company Material Adverse Effect. Section 3.10 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company or any of its Subsidiaries. No lease relating to a foreign parcel contains any extraordinary payment obligation.

              Section 3.11 Intellectual Property.

                     (a) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any other similar intellectual property rights or applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in both source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used, or currently proposed to be used, in the business of the Company and its Subsidiaries as currently conducted, or currently proposed to be conducted. The Company has not (i) licensed any of its Intellectual Property in source code form to any person or (ii) entered into any exclusive agreements relating to its Intellectual Property to with any person.

                     (b) Section 3.11(b) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, registered domain names, and registered maskworks included in the Intellectual Property owned by the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses (both in-bound and outbound), sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements (other than licenses for standard commercially available off-the-shelf software) as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any the Company product.

                     (c) To the Company's Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its Subsidiaries, or any Third Party Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

                     (d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                     (e) All patents, trademarks, service marks and copyrights held by the Company are valid and subsisting and have been properly assigned to the Company by the inventors, authors or previous owners thereof. The Company
(i) has not been sued in any suit, action or proceeding (or received any notice or, to the Company's Knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and
(ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of the Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and, to the Knowledge of the Company, there is no substantial basis for a claim that any of the Company's past or current products are infringing or have infringed on any Third Party Intellectual Property Rights.

                     (f) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                     (g) The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

                     (h) There are no actions that must be taken by the Company or any Subsidiary within ninety (90) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

                     (i) The Company has not received any opinion of counsel that any third party patents apply to the Company's products.

                     (j) The period of exclusivity under Section 2.5 of the Patent License Agreement between MIT and Virtual Machine Works, Inc., dated December 22, 1993, extends until December, 2004.

                     (k) Neither the Company nor any of its Subsidiaries is a party to any non-competition or non-solicitation or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world.

                     (l) The Company and its Subsidiaries have not disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including, without limitation, any algorithm or documentation contained in or relating to any source code) of its Intellectual Property.

              Section 3.12 Environmental Matters.

                     (a) The following terms shall be defined as follows:

                            (i) "Environmental and Safety Laws" means any
federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                            (ii) "Hazardous Materials" means any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                            (iii) "Property" means all real property leased or
owned by the Company or its Subsidiaries either currently or in the past.

                            (iv) "Facilities" means all buildings and
improvements on the Property of the Company or its Subsidiaries.

                     (b) Except in all cases as, in the aggregate, would not have a Company Material Adverse Effect, (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) the Company and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the Company's Knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to the Company's Knowledge, neither the Company nor its Subsidiaries have been or are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or state analog statute; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of fifty (50) parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and the Company's and its Subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) the Company and its Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

              Section 3.13 Taxes. The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its Subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid taxes of the Company and its Subsidiaries for periods through the Company Balance Sheet Date are reflected on the Company Balance Sheet. The Company has no liability for unpaid Taxes accruing after the Company Balance Sheet Date other than Taxes arising in the ordinary course of its business subsequent to the Company Balance Sheet Date. There is (i) no material claim for Taxes that is a lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable;
(ii) no audit of any Tax Return of the Company or any of its Subsidiaries that is being conducted by a Tax authority; and (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by the Company or any of its Subsidiaries and that is currently in effect. Neither the Company nor any of its Subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or 263A of the Internal Revenue Code or any comparable provision under state or foreign Tax laws solely as a result of transactions, events or accounting methods employed prior to the Merger other than as reported in the Tax Returns that have been provided to Parent. The Company has not been distributed in a transaction qualifying under Section 355 of the Internal Revenue Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years. There is no agreement, plan or arrangement to which Company or any of its Subsidiaries is a party, including this Agreement, covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162(m) of the Internal Revenue Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by law to be withheld or collected. Neither the Company nor any of its Subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Internal Revenue Code (or comparable provisions of any state Tax laws) apply to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, nor does the Company or any of its Subsidiaries have any liability under, any Tax sharing or Tax allocation agreements. Neither the Company nor any of its Subsidiaries has filed any disclosures under Section 6662 of the Internal Revenue Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither the Company nor any of its Subsidiaries has refrained from filing any disclosures under Section 6662 of the Internal Revenue Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return based on or in substantial reliance on advice of outside counsel or other consultants. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code. Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company and each of its Subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. Neither the Company nor any of its affiliates has taken or agreed to take any action, nor does the Company have Knowledge of any fact or circumstance, that would prevent the

Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

              Section 3.14 Employee Benefit Plans.

                     (a) Section 3.14(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b),
(c), (m) or (o) of the Internal Revenue Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any such employee benefit plan that has been adopted, maintained, contributed to, or required to be contributed to by the Company or any Subsidiary, whether formally or informally, for the benefit of employees outside the United States; (iii) each loan to a non-officer employee in excess of fifty thousand dollars ($50,000), loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code Section 125) or dependent care (Internal Revenue Code
Section 129), life insurance or accident insurance plans, programs or arrangements; (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees; and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than fifty thousand dollars ($50,000) remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the "Company Employee Plans").

                     (b) The Company has provided to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Internal Revenue Code, including all amendments to the Internal Revenue Code effected by the Tax Reform Act of 1986 and subsequent legislation other than the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, and the Taxpayer Relief Act of 1997, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired. The Company has also furnished Parent with the most recent Internal Revenue Service determination, opinion, advisory, or notification letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee

Plan subject to Internal Revenue Code Section 401(a). Company has also provided to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

                     (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, with respect to any Company Employee Plan, which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Code), except as would not have, in the aggregate, a Company Material Adverse Effect, and the Company and each Subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Internal Revenue Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Internal Revenue Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA or applicable foreign law as an employee pension plan within the meaning of Section 3(2) of ERISA, an employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, or an employee compensation, pension, welfare, or other benefit plan under applicable foreign law, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Company Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

                     (d) With respect to each Company Employee Plan, the Company and each of its United States Subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

                     (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Company Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider, except as may be required by Section 6.9 of this Agreement. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, without more, does not constitute a change in or of control or a termination or constructive termination of employment within the meaning of any severance or option plan or agreement to which the Company or any of its Subsidiaries is a party.

                     (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company's financial statements.

                     (g) The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code.

                     (h) Neither the Company nor any Company Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                     (i) There is no agreement, contract or arrangement to which the Company or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Internal Revenue Code.

                     (j) Each compensation and benefit plan adopted, maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries by the law or applicable custom or rule of a jurisdiction outside of the United States (the "Foreign Plans") is listed in
Section 3.14(j) of the Company Disclosure Schedule. In regards to each such Foreign Plan (i) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law, custom and rule of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet,
(ii) the Company and each of its Subsidiaries have complied in all material respects with all applicable reporting and notice requirements, and each of the Foreign Plans has obtained from the Governmental Entity having jurisdiction with respect to such plan all required determinations, if any, that such Foreign Plan is in compliance with the laws, customs and rules of the relevant jurisdiction if such determination is required in order to give effect to such Foreign Plan;
(iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations.

              Section 3.15 Interested Party Transactions. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is indebted to any director, officer or employee of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

              Section 3.16 Certain Agreements Affected by the Merger. At the Closing neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any, current or former, director or employee or service provider of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable by the Company or its Subsidiaries; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

              Section 3.17 Employee Matters.

                     (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to employees of the Company or any of its Subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization with respect to such persons. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries have any pending contract grievances under any collective bargaining agreements, other administrative charges, claims, grievances or lawsuits before any Governmental Entity or arbiter or arbitrator arising under any laws govern employment and, to the Knowledge of the Company and its Subsidiaries, there exist no facts that could reasonably be expected to give rise to such a claim.

                     (b) The Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices. The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company or any of its Subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no material controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

                     (c) To the Company's Knowledge, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries, or to the use of trade secrets or proprietary information of others. No employees of the Company or any of its Subsidiaries material to the conduct of their respective businesses have given written notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

                     (d) The Company and its Subsidiaries have provided to Parent a list of the names, positions, rates and elements of compensation for all officers, directors, employees, advisory board members and consultants of the Company and its Subsidiaries who are currently receiving compensation or other benefits or remuneration from the Company and its Subsidiaries, showing each such person's name, positions, an annual remuneration, bonuses and benefits for the current fiscal year and the most recently completed fiscal year.

                     (e) With respect to any persons employed by the Company or any of its Subsidiaries, (i) the Company and the Company's Subsidiaries have not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company and the Company's Subsidiaries, threatened discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company or its Subsidiaries, before any governmental entity nor, to the Knowledge of the Company and its Subsidiaries, does any basis therefor exist.

                     (f) The Company and its Subsidiaries have complied, in all material respects, with all laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

                     (g) The Company and the employees of its Subsidiaries have timely given all notices required to be given to employees under, or otherwise complied with by Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder ("WARN") or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by or relating to the Merger.

                     (h) Section 3.17(h) of the Company Disclosure Schedule lists of all non-U.S. employees of the Company or its Subsidiaries showing each such person's name, title (if applicable), city/country of employment, rate of annual remuneration, citizenship, stock option grants, terms and conditions of employment not in the ordinary course of business, manager's name and work location.

              Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule lists all Company insurance policies as of the date hereof. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

              Section 3.19 Compliance With Laws. Each of the Company and its Subsidiaries has complied in all material respects with, are not in violation of, and have not received any written or, to the Knowledge of the Company, other notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business. Without limiting the generality of the foregoing, the Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including to the Export Administration Act and implementing Export Administration Regulations, except for such violations which could not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as could not reasonably be expected to have a Company Material Adverse Effect:

                     (a) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

                     (b) the Company is in compliance with the terms of all applicable export licenses or other approvals;

                     (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;

                     (d) there are no actions, conditions or circumstances pertaining to the Company's export transactions that may give rise to any future claims; and

                     (e) no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained without material cost and without undue delay.

              Section 3.20 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which is contained in any of the foregoing documents.

              Section 3.21 Vote Required. The affirmative vote of the holders of a majority of the shares of the Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of the Company's capital stock necessary to adopt this Agreement.

              Section 3.22 Voting Agreements. All of the persons listed on
Section 3.22 of the Company Disclosure Schedule have signed and delivered a Voting Agreement, and such Voting Agreement is in full force and effect.

              Section 3.23 Board Approval; Rights Plan; State Takeover Statutes. The Board of Directors of the Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company and are on terms that are fair to such stockholders (iii) recommended that the stockholders of the Company adopt this Agreement and approve the consummation of the Merger and (iv) taken all action to the extent necessary to render inapplicable to the Merger the rights distributed to the holders of Company Common Stock, pursuant to the Amended and Restated Rights Agreement dated as of January 22, 1999 between the Company and Bank Boston, N.A. (as Rights Agent). Assuming the accuracy of Parent's representation set forth in Section 4.11 of this Agreement, the Board of Directors' approval of this Agreement and the Merger is sufficient to render inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement, the restrictions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger, or the transactions contemplated by this Agreement.

              Section 3.24 Brokers' and Finders' Fees; Opinion of Financial Adviser. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except as specified in the Needham Letter. The Company has been advised by its financial advisor, Needham & Company, Inc., that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

              Section 3.25 Customers and Suppliers; Backlog. As of the date hereof, none of the Company's customers which individually accounted for more than five percent (5%) of the Company's gross revenues during the 12-month period preceding the Company Balance Sheet Date has terminated or materially reduced, or indicated in writing, or to the Knowledge of the Company, otherwise to the Company that it intends to terminate or materially reduce, any agreement with the Company. As of the date hereof, no material supplier of the Company has indicated in writing, or to the Knowledge of the Company, otherwise that it will stop, or decrease the rate of, supplying materials, products or services to the Company. All orders contained in Backlog have been accepted by the Company and the customer without exception to any of the original terms of the order and the Company has received no notice that any such customer intends to cancel its order, nor does the Company have a substantial basis to believe any such cancellation is likely.

              Section 3.26 No Default. Neither the Company nor any of its Subsidiaries is, and has not received written, or to the Knowledge of the Company, other notice that it is or would be with the passage of time, (a) in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational documents, or (b) in default or violation with any term, condition or provisions of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or its Subsidiaries or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which the Company or its Subsidiaries are party or by which their assets or properties are bound, except where such default or violation could not reasonably be expected to result in a Company Material Adverse Effect.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

              Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule dated as of and delivered by Parent to the Company on the date of this Agreement (the "Parent Disclosure Schedule"). The disclosures set forth in the Parent Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Parent Disclosure Schedule.

              Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

              Section 4.2 Capital Structure. (a) The authorized capital stock of Parent consists of two hundred million (200,000,000) shares of Common Stock, $0.01 par value, of which there were issued and outstanding as of the close of business on June 9, 2001, 60,856,710 shares, and two million (2,000,000) shares of Preferred Stock, $0.01 par value, of which one hundred thousand (100,000) shares have been designated as Series A Participating Preferred Stock. As of close of business on June 2, 2001 there were no shares of Preferred Stock issued and outstanding. The shares of Parent Common Stock to be issued pursuant to the Merger (including pursuant to the exercise of any options assumed pursuant to Section 6.9) will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

                     (b) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, $0.0001 par value, of which one thousand (1,000) shares and no shares of Preferred Stock, $0.0001 par value were issued and outstanding as of the date hereof. The shares of Merger Sub Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub.

              Section 4.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger provided in Section 2.2;
(ii) the filing with the SEC and NASD of the Registration Statement; (iii) the filing of a Schedule 13D with the SEC with respect to the Voting Agreements;
(iv) the filing of a Form 8-K and Schedule 13D with the SEC and NASD within fifteen (15) days after the Closing Date; (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vi) such filings as may be required under the HSR Act; (vii) the filing, if required, with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent;
(viii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans assumed by Parent; (ix) filings pursuant to Rule 165 and Rule 425 of the Securities Act; and (x) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

              Section 4.4 SEC Documents; Financial Statements. Parent has made available to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since March 20, 2001, and, prior to the Effective Time, Parent will have provided or made available to the Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq Stock Market since March 20, 2001. In addition, Parent has made available to the Company true and complete copies of all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company true and complete copies of all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a


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

subsequently filed Parent SEC Document. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments none of which individually, or in the aggregate, are material). There has been no change in Parent accounting policies since March 20, 2001.

              Section 4.5 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent's Form 10-Q for the period ended January 31, 2001 (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business since January 31, 2001, which are consistent with past practice and which could not reasonably be expected to have a Parent Material Adverse Effect; and (iii) those incurred in connection with the execution of this Agreement.

              Section 4.6 Litigation. There is no litigation, arbitration or investigation pending against Parent or any of its Subsidiaries before any Governmental Entity, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect or to materially and adversely affect the ability of Parent or its Subsidiaries to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would have a Parent Material Adverse Effect.

              Section 4.7 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company or any third party which is contained in any of the foregoing documents.

              Section 4.8 Board Approval. The Boards of Directors of Parent and Merger Sub, as the case may be, have (i) approved this Agreement and the Merger,
(ii) determined that the Merger is advisable and in the best interests of their respective stockholders and is on terms that are fair to such stockholders and
(iii) recommended that the stockholder of Merger Sub adopt this Agreement and approve the consummation of the Merger. The stockholder of Merger Sub has adopted this Agreement and approved the consummation of the Merger. No vote of the holders of Parent Common Stock is required under applicable law or Nasdaq National Market rules in connection with this Agreement or the Merger.

              Section 4.9 Broker's and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

              Section 4.10 Tax Matters. Neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

              Section 4.11 Parent Owned Shares of Company Common Stock. Neither Parent, Merger Sub or their respective Subsidiaries own any shares of Company Common Stock.


                                    ARTICLE V
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

              Section 5.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent expressly contemplated by this Agreement), to carry on its and its Subsidiaries' business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries' present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries, to the end that its and its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company agrees to promptly notify Parent of any material event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not do, cause or permit any of the following actions, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following actions:

                     (a) Charter Documents. cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                     (b) Dividends; Changes in Capital Stock. declare or pay any cash or property dividends on or make any other cash or property distributions in respect of any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with the Company's standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

                     (c) Stock Option Plans, Etc. take any action to accelerate, amend or change the period of exercisability or vesting, or waive any repurchase rights, in respect of options or other rights granted under the Company Stock Option Plans or authorize cash payments in exchange for any options or other rights granted under any of such plans or with respect to any restricted stock.

                     (d) Material Contracts. enter into any contract or commitment involving payments by the Company or its Subsidiaries in excess of five hundred thousand dollars ($500,000) individually or three million dollars ($3,000,000) in the aggregate or which are otherwise material to the Company and its Subsidiaries (excluding sales of products or purchases of supplies in the ordinary course of business consistent with past practice), or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

                     (e) Issuance of Securities. issue, deliver, encumber or, sell, authorize or propose the issuance, delivery, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its or its Subsidiaries' capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, (ii) the grant of stock options under Company Stock Option Plans to employees and non-employee directors in the ordinary course of business (not to exceed the Authorized Option Shares), with an exercise price equal to the fair market value of the Company Common Stock on the date of grant and otherwise on terms (including vesting schedules) consistent with the Company's past practice with similarly situated employees, (iii) issuance of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof and (iv) the repurchase of Company Common Stock from former employees, directors and consultants in accordance with the Company's standard or usual (as at the date hereof) agreements providing for the repurchase of shares in connection with any termination of service;

                     (f) Intellectual Property. transfer or license to any person or entity any rights to its Intellectual Property other than the license of non-exclusive rights to its Intellectual Property except for standard tool integrations, joint marketing and joint promotional arrangements entered into by the Company and another entity, in each case in the ordinary course of business consistent with past practice;

                     (g) Exclusive Rights. enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                     (h) Dispositions. sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taking the Company together with its Subsidiaries as a whole, or which have a value in excess of five million dollars ($5,000,000) other than sales of products in the ordinary course of business consistent with the Company's past practice;

                     (i) Indebtedness. incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than pursuant to the Modification of Revolving Credit and Security Agreement, dated March 27, 2001 by and between the Company and Comerica Bank;

                     (j) Leases. enter into any operating leases obligating the Company or any of its Subsidiaries to make payments over the life of the lease term in excess of two hundred fifty thousand dollars ($250,000) in the case of any individual lease or three million dollars ($3,000,000) with respect to all such leases in the aggregate;

                     (k) Payment of Obligations. pay, discharge or satisfy in an amount in excess of one million dollars ($1,000,000) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the Transaction Expenses or the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                     (l) Capital Expenditures. make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with the Company's past practice that exceed two million dollars ($2,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate;

                     (m) Insurance. materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

                     (n) Termination or Waiver. terminate or waive any right or claim of substantial value under contracts listed under Section 3.11(b) of the Company Disclosure Schedule or in connection with any litigation disclosed in the Company SEC Documents;

                     (o) Employee Benefit Plans; Pay Increases. adopt or amend any employee benefit or stock purchase or option plan, pay any special bonus or special remuneration to any employees or consultants or directors (except as in accordance with the Bonus Plan), or increase the salaries, wage rates, target incentive percentages or fringe benefits or otherwise increase the benefits of its employees or consultants or directors other than pursuant to scheduled annual performance reviews, except, in each case, for modifications in the ordinary course of business consistent with the Company's past practices, any amendments to any Company Employee Plan that may be required by applicable law, and any other incentive or retention bonuses or amendments or modifications to any Company Employee Plan that (i) the Company's board of directors approves and reasonably believes necessary in order for the Company to compete effectively with businesses of a similar nature to the Company's business and
(ii) are paid or accrued on the Company's Financial Statements for a period ending not later than June 30, 2002.

                     (p) Labor Agreements. enter into any employment contract (other than an offer letter for at will employment) or, except if required by applicable law, any collective bargaining agreement.

                     (q) Severance Arrangements. grant any severance or termination pay, or any additional notice of termination, to, or grant any acceleration or extension of the exercisability or vesting of any equity securities held by, (i) any director or officer, or (ii) any other employee except, payments and stock option grants required by standard written agreements which are in force on the date hereof or are in the ordinary course of business consistent with past practice in nature and amount and provided, in each case, that such amounts shall be paid or accrued on the Company's Financial Statements for a period ending not later than June 30, 2002;

                     (r) Lawsuits. commence a lawsuit other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

                     (s) Acquisitions. acquire or agree to acquire any business, corporation, limited liability company, partnership, association, entity, or other business organization or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taking the Company together with its Subsidiaries as a whole (except for purchases of supplies and components in the ordinary course of business consistent with past practice), or acquire or agree to acquire any equity securities of or interests in any corporation, partnership, limited liability company, association, entity, or business organization, or enter into any material strategic relationships or alliances, except for standard tool integrations, joint marketing and joint promotional arrangements entered into by the Company and another entity in the ordinary course of business consistent with past practice;

                     (t) Taxes. make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                     (u) Revaluation. write down the value of inventory or write off notes or accounts receivable or otherwise revalue any of its assets except in a manner consistent with past practice;

                     (v) Accounting Policies and Procedures. make any change to its accounting methods, principles, assumptions, policies (including reserve policies), procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

                     (w) Other. take or agree in writing or otherwise to take any of the actions described in Section 5.1(a) through (v).

              Section 5.2 No Solicitation. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company and each of its Subsidiaries and the officers, directors, and other agents, representatives and advisors (including any investment bankers, attorneys or accountants) of the Company or any of its Subsidiaries (collectively, "Company Representatives") shall not, directly or indirectly (and the Company shall not permit any of its or its Subsidiaries' other employees to), (a) take any action to solicit, initiate, intentionally encourage, or facilitate any Takeover Proposal, or (b) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of it Subsidiaries to, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any person that has advised the Company that such person may be considering making a Takeover Proposal (or that the Board of Directors or officers of the Company has reason to believe is seeking to make, or that has made, a Takeover Proposal) (each such person, a "Competing Bidder"), or endorse, approve or recommend any Takeover Proposal or enter into any agreement (including any letter of intent, preliminary agreement or similar arrangement) providing for any Takeover Proposal; provided that nothing herein shall prohibit the Board of Directors of the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. If (i) a bona fide unsolicited written Takeover Proposal shall be received by the Board of Directors of the Company, and (ii) the Board of Directors of the Company determines in good faith (after consultation with its outside financial advisor and after considering all terms and conditions of such Takeover Proposal, including the likelihood and timing of its consummation) that such Takeover Proposal (A) (if the determination of the Board of Directors is made prior to adoption of this Agreement by the Company's stockholders) would result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger as contemplated by this Agreement or (B) (if the determination is made following adoption of this Agreement and after March 31, 2002 and the Board of Directors of the Company has determined in good faith that the conditions set forth Section 7.3(b) will not be satisfied) would result in a transaction with a value of six dollars ($6) or less per share of Company Common Stock or (C) (if the determination of the Board of Directors is made following adoption of this Agreement by the Company's stockholders and the other determination specified in the immediately preceding clause (B) has not been made) would result in a transaction with a value greater than twenty four dollars and seventy cents ($24.70) per share of Company Common Stock (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal"), and (iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that it is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, and (iv) the Company has notified Parent of such determination by the Board of Directors of the Company and has provided Parent with true and complete copies of the Takeover Proposal received from the Competing Bidder and the financial assumptions and projections reviewed and relied upon by the Board of Directors of the Company (including assumptions and projections regarding the anticipated amount of Contingent Consideration) in determining that a Takeover Proposal constitutes a Superior Proposal, and in the case of clause (B) above in determining that the conditions set forth in Section 7.3(b) will not be satisfied, then Company Representatives may engage in discussions and negotiations with the Competing Bidder, disclose nonpublic information relating to the Company and its Subsidiaries to the Competing Bidder, afford access to the properties, books or records of the Company and its Subsidiaries to the Competing Bidder, modify or withdraw its Recommendation, recommend such Superior Proposal to the stockholders of the Company, and (subject to Section 8.3(b)) approve the entering (but not enter) into an agreement for a Superior Proposal in accordance with Section 8.1(g), subject to compliance with each of the following requirements: (X) prior to furnishing such information, engaging in such discussions or negotiations, disclosing such nonpublic information, or affording such access, the Company shall provide to Parent all documents containing or referring to non-public information of the Company that are supplied to the Competing Bidder; and (Y) the Company shall enter into a nondisclosure agreement with the Competing Bidder containing, and shall provide such non-public information subject to, terms at least as restrictive on the Competing Bidder as the Confidentiality Agreement is on Parent; and (Z) the Company shall provide Parent at least three (3) business days prior notice before any modification or withdrawal of its Recommendation or any recommendation of a Superior Proposal or any approval of the entering into of an agreement for a Superior Proposal in accordance with Section 8.1(g) and
Section 8.3(b). The Company shall immediately notify Parent after receipt of any Takeover Proposal, any inquiry looking toward a Takeover Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that has made (or that the Company has reason to believe is considering making), a Takeover Proposal (such notice to include the identity of the person or persons making such proposal, inquiry, or request), and will keep Parent fully informed of the status and details of any such proposal, inquiry, or request (including all terms and conditions and modifications thereto) and shall provide Parent with a true and complete copy of such proposal, inquiry, or request and any amendment thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to a Takeover Proposal. Promptly following the signing and delivery of this Agreement the Company shall inform all employees of the Company and its Subsidiaries of the actions which the Company is prohibited from taking by the first sentence of this Section 5.2 and shall direct each such employee to refrain from taking any such action. The Company shall further inform all such employees that any violation of such direction shall be grounds for immediate termination of employment. The Company shall not be considered to be in breach of the first sentence of this Section 5.2 with respect to the acts of any employee who is not a Company Representative unless such acts were performed at the direction or with the knowledge of a Company Representative.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

              Section 6.1 Proxy Statement/Prospectus; Registration Statement.

                     (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and (i) the Company shall file with the SEC (if necessary), preliminary proxy materials relating to the approval of the Merger by the stockholders of the Company, and (ii) Parent shall file with the SEC, a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate). As promptly as practicable following receipt of SEC comments thereon, if any, or upon receipt of notification that the SEC with not comment thereon, the Company shall file with the SEC definitive proxy materials and Parent shall file with the SEC amendments to its Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), in each case which complies in form with applicable SEC requirements and the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement shall solicit the approval of the Merger and adoption of this Agreement by the stockholders of the Company and shall include the approval of this Agreement and the Merger by the Board of Directors of the Company and, subject to the fiduciary duties of the directors of the Company and the provisions of Section 5.2, Section 8.1(e), and Section 8.3(b)(i), the unanimous recommendation of the Board of Directors of the Company to the Company's stockholders that they vote in favor of the adoption of this Agreement (provided that the Board of Directors of the Company may exclude such recommendation if, pursuant to Section 5.2, it is permitted to endorse or recommend a Superior Proposal) and shall include the opinion of the Company's financial advisors as described in Section 3.24 (unless subsequently withdrawn).

                     (b) Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement. Each of the Company and Parent will respond to any comments of the SEC and, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

              Section 6.2 Meeting of Stockholders. The Company shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting within forty-five (45) days after the Registration Statement has been declared effective by the SEC. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent. Subject to Section 6.1, the Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

              Section 6.3 Access to Information.

                     (a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, and
(ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                     (b) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                     (c) The Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company's and Subsidiaries Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of Parent or its
Subsidiaries: (i) a schedule of the types of Tax Returns being filed by the Company and each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by the Company and each of its Subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any of its Subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities. The Company shall also, promptly upon Parent's request during the period prior to the Effective Time, prepare and provide the following information to Parent and its accountants, counsel and other representatives in a form reasonably acceptable to Parent: (i) such transfer-pricing information, studies and documentation as may be requested by Parent relating to transactions between the Company and any of its Subsidiaries (and any other related parties); (ii) such information, studies and documentation relating to the amount and use of net operating losses and Tax credits by Company and its Subsidiaries as may be requested by Parent and (iii) such records and information as may be requested by Parent substantiating any Tax credits claimed or to be claimed by the Company and any of its Subsidiaries.

              Section 6.4 Confidentiality.

                     (a) The parties acknowledge that the provisions of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time except that (i) the sixth and twelfth paragraphs of the Confidentiality Agreement shall as of the date hereof be of no further force or effect and (ii) employment offers made in connection with this Agreement shall not violate any provision of the Confidentiality Agreement.

                     (b) The Company shall keep confidential all information and knowledge concerning Parent obtained from Parent or any of its advisers in the course of the negotiations relating to this Agreement or the consideration by the Company of a possible transaction with the Parent, or the effectuation of the transactions contemplated by this Agreement, including all notes, analyses, compilations, studies, interpretations, or other documents prepared by the Company which contain, reflect or are based upon, in whole or in part, the information furnished to the Company (the "Parent Confidential Information"); provided, however, that the foregoing shall not apply to information or knowledge which (i) the Company can demonstrate was already lawfully in its possession prior to the disclosure thereof by Parent, (ii) has been approved in writing for use or disclosure by Parent, (iii) is or becomes generally known to the public and does not become so known through any violation of law or this Agreement by the Company, (iv) is later lawfully acquired by the Company from other sources, (v) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure, (vi) is required to be disclosed in the course of any litigation between any of the parties hereto and is disclosed in accordance with any protective order or confidentiality order or arrangement applicable thereto, or
(vii) is independently developed by the Company without the use of any Parent Confidential Information; it being understood that the Company may disclose relevant information and knowledge to its employees and agents on a "need to know" basis, provided that the Company causes such employees and agents to treat such information and knowledge confidentially.

                     (c) The Company agrees that it shall use the Parent Confidential Information solely for the purpose of effectuating the transactions contemplated by this Agreement, that the Parent Confidential Information shall be kept confidential and that the Company shall not disclose any of the Parent Confidential Information in any manner whatsoever except as permitted in Section
6.4. The Company agrees to be responsible for any breach of Section 6.4 and agrees, at its sole expense, to take all reasonable measures (including court proceedings) to restrain its representatives (including attorneys, accountants, consultants, bankers, and financial advisors) from prohibited or unauthorized disclosure of the Parent Confidential Information.

                     (d) In the event that the Company is requested or required (by deposition, interrogatories, requests for information or documents or other discovery mechanism in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Parent Confidential Information, the Company shall provide Parent with prompt written notice of any such request or requirement so that Parent may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Parent, the Company is nonetheless, in the written opinion of its counsel, legally compelled to disclose the Parent Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censure or penalty, the Company may, without liability hereunder, disclose to such court or tribunal only that portion of the Parent Confidential Information which such counsel advises the Company is legally required to be disclosed, provided that the Company exercises its commercially reasonable efforts to preserve the confidentiality of the Parent Confidential Information, including by cooperating with Parent to obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Parent Confidential Information by such court or tribunal.

                     (e) In the event this Agreement is terminated pursuant to
Section 8.1 this Section 6.4 shall survive indefinitely and otherwise shall survive until the Effective Time.

              Section 6.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) about the other party or their relationship or activities or regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

              Section 6.6 Consents; Cooperation.

                     (a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under the HSR Act; provided, however, that neither party shall be required to make any out-of-pocket expenditures (other than filing or similar fees) to any Governmental Entity or third party in connection therewith. The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

                     (b) Each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Final Date (as defined in Section 8.1(b)). Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws.

                     (c) Notwithstanding anything to the contrary in this Agreement, (i) neither Parent nor any of it Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or the Company's or any of its Subsidiaries' respective businesses, product lines or assets or to qualify to do business in any jurisdiction in which it is not now so qualified, or to file a general consent to service of process under any applicable state laws, and (ii) without the prior written consent of Parent, neither the Company nor its Subsidiaries shall, or shall be required to, divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

              Section 6.7 Legal Requirements. Subject to the provisions and provisos of Section 6.6, each of Parent, Merger Sub and the Company will, and will cause their respective Subsidiaries to, (a) take all requisite commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement, (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (c) subject to Section 6.6(c) take all requisite commercially reasonable actions necessary to obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

              Section 6.8 Blue Sky Laws. Parent shall take all commercially reasonable steps to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

              Section 6.9 Employee Benefit Plans. (a)At the Effective Time, the Company Stock Option Plans and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, shall be assumed by Parent. The Company represents and warrants to Parent that Section 6.9(a) of the Company Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plans, including the number of shares of the Company's capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, the Company shall deliver to Parent an updated Section 6.9(a) of the Company Disclosure Schedule hereto current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The Merger shall not terminate any of the outstanding options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which shall be subject to those options upon Parent's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten (10) business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans a document evidencing the foregoing assumption of such option by Parent, and Parent may prohibit option exercises prior to the filing of the registration statement on Form S-8 in accordance with Section 6.10.

                     (b) All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except the Merger shall not accelerate the vesting of unvested shares provided for in the agreements evidencing the Repurchase Options and except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

                     (c) Outstanding purchase rights under the Company ESPP shall be exercised immediately prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time which shall be converted into shares of Parent Common Stock in the Merger. The Company ESPP shall terminate with such exercise date (after the purchase described in the preceding sentence has been effected), and no purchase rights shall be subsequently granted or exercised under the Company ESPP and no Company ESPP payroll deductions from Company employees shall be made thereafter. Company employees who meet the eligibility requirements for participation in the Parent Employee Stock Purchase Plan shall be eligible to begin payroll deductions under that plan as of the start date of the first offering period thereunder beginning after the Effective Time and prior to such date, Parent shall name the Surviving Corporation as a subsidiary whose employees may participate in the Parent ESPP, provided that such employees satisfy the eligibility requirements for participation.

                     (d) On or as soon as practicable following the Effective Time, continuing employees of the Company and its Subsidiaries ("Continuing Employees") shall be eligible to participate in those benefit plans and programs maintained for similarly situated employees of Parent (or in substantially similar programs), on the same terms applicable to similarly situated employees of Parent and to the extent that such plans and programs provide the following benefits: medical/dental/vision care, life insurance, disability income, sick pay, holiday and vacation pay, 401(k) plan coverage, Internal Revenue Code
Section 125 benefit arrangements, bonus, profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance and severance benefits. Each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with the Company or any of its Subsidiaries credited under a similar plan prior to the Effective Time, subject to appropriate break in service rules. Each such employee shall, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time under comparable plans or programs maintained by the Company or any of its Subsidiaries prior to the Effective Time. Each Continuing Employee and eligible dependent who, at the Effective Time, was participating in an employee group health plan maintained by the Company or any of its Subsidiaries shall not be excluded from Parent's employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation.

                     (e) The Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Company Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or the Company ESPP. With respect to each Company Employee Plan subject to ERISA as an employee pension plan within the meaning of Section 3(2) of ERISA, and to the Company's knowledge, no partial termination could be deemed to have occurred as a result of a reduction in the Company's workforce.

                     (f) Within five (5) business days following the date of this Agreement, the Company shall set forth on Section 6.9(f) of the Company Disclosure Schedule a list of all persons who the Company reasonably believes are, with respect to the Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of the month prior to the expected Closing Date and on or about the date five (5) business days prior to the expected Closing Date, the Company shall revise Section 6.9(f) of the Company Disclosure Schedule to reflect the most recently available closing price of Company Common Stock as of the last business day of such month and to reflect any additional information which the Company reasonably believes would impact the determination of persons who are, with respect to the Company and as of the each such date, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

                     (g) On or as soon as practicable following the Effective Time, certain employees of the Company or its Subsidiaries shall be eligible to participate in a bonus plan, which shall be accrued by the Company prior to the Closing Date, in substantially the form attached hereto as Schedule 6.9(g) (the "Bonus Plan"). The dollar amount available for distribution to such employees under the Bonus Plan shall be as set forth in Schedule 6.9(g) and shall be calculated pursuant to the Bonus Plan based on Revenue plus Net Backlog or PBT, whichever produces a lower total Bonus Plan dollar amount, except that if PBT produces a lower total Bonus Plan dollar amount than Revenue plus Net Backlog but the same or higher total Bonus Plan dollar amount than Revenue, the total Bonus Plan dollar amount shall be calculated based upon Revenue plus Net Backlog. The aggregate dollar amount to be distributed to management and non-management employees shall be as set forth on Schedule 6.9(g). The identification of employees to participate in the Bonus Plan, as well as the amounts payable to each shall be determined solely by the Company.

              Section 6.10 Form S-8. Parent agrees to file, no later than ten
(10) business days after the Effective Time (provided that Parent has received within five (5) business days after the Effective Time all option documentation it reasonably requires relating to the outstanding options) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to outstanding options and shares granted to employees, officers, and directors of, and bona fide consultants to, the Company if they are individuals for whom a Form S-8 registration statement is available and are listed on Section 6.10 of the Company Disclosure Schedule. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

              Section 6.11 Listing of Additional Shares. Prior to the Effective Time, Parent shall file with The Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 7.2(b).

              Section 6.12 Indemnification.

                     (a) For not less than six (6) years after the Effective Time, Parent will indemnify and hold harmless the present and former officers, directors, employees and agents of Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided for under Company's Certificate of Incorporation and Bylaws and each indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

                     (b) For six (6) years after the Effective Time, Parent will provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the

Effective Time covering each such Person currently covered by Company's officers' and directors' liability insurance policy on terms at least as favorable as the coverage currently in effect on the date hereof, provided that, in satisfying its obligation under this Section 6.12(b), Parent shall not be obligated to pay, or to cause the Surviving Corporation to pay, premiums in excess of one hundred fifty percent (150%) of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 6.12(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                     (c) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs.

              Section 6.13 Tax Treatment. The parties each intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and shall use their respective commercially reasonable efforts to cause the Merger to so qualify. Each of Parent and the Company shall execute and deliver a certificate in form reasonably acceptable to the other party setting forth factual representations and covenants that will serve as a basis for the tax opinions described in Section 7.1(e).

              Section 6.14 Stockholder Litigation. Unless and until the Board of Directors of the Company has withdrawn its Recommendation (as defined in Section 8.1(e)), the Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

              Section 6.15 Employee Agreements. The Company shall use its commercially reasonable efforts to obtain the signatures of (i) the employees of the Company specified in Schedules 6.15(a) and (b) to the Employee Agreements in the forms attached as Exhibits D and E, respectively, and (ii) the employees of the Company specified in Schedules 6.15(c) and (d) to the amendments to their existing severance agreements in the forms attached as Exhibits F and G, respectively, prior to the Closing Date.

              Section 6.16 Injunctions or Restraints. In the event an injunction or other order preventing the consummation of the Merger shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

              Section 6.17 Certain Employee Actions. Promptly following the signing and delivery of this Agreement the Company shall inform all employees of the Company and its Subsidiaries of the actions which Parent is prohibited from taking by the Quickturn Non-Compete and shall direct each such employee to refrain from taking any action that could reasonably be expected to subject Parent to liability under the Quickturn Non-Compete. The Company shall supervise all employees of the Company and its Subsidiaries in order to reasonably ensure such employees' compliance with the provisions of this Section 6.17.

              Section 6.18 Further Assurances. Subject to Section 5.2, Section
6.1 and Section 6.6(c) (a) each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (b) each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Nothing in this Agreement shall be construed to require Parent to seek the approval of its stockholders for any of the transactions contemplated by this Agreement.


                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

              Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                     (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company under the DGCL and the Certificate of Incorporation of the Company.

                     (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall be in effect; and no proceeding for that purpose by the SEC shall be pending.

                     (c) No Injunctions, Restraints or Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending, threatened; and no action shall have been taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                     (d) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have elapsed or been terminated.

                     (e) Tax Opinion. Parent and the Company each shall have received substantially similar written opinions from their respective counsel in form and substance reasonably satisfactory to them, dated on or about the date of Closing to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and such opinions shall not have been withdrawn. Parent and the Company each shall use their best efforts to obtain such opinions from their respective counsel; provided, however, that if the Company's outside legal counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to the Company if Parent's outside legal counsel renders such opinion to Parent. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and the Company. In addition, Parent and the Company shall have received from their respective counsel such tax opinions as may be required by the SEC in connection with the filing of the Registration Statement.

                     (f) No Parent Stockholder Approval. The issuance of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement (including shares issuable upon the exercise of any options assumed hereunder) shall not require any approval of Parent stockholders under applicable Nasdaq rules.

              Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by the Company:

                     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except where the failure to be so true and correct, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by them prior to the Effective Time; and (iii) the Company shall have received a certificate of an appropriate officer of Parent certifying that the conditions set forth in this Section 7.2(a) are satisfied.

                     (b) Listing of Additional Shares. The shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent shall have been approved for listing on The Nasdaq National Market, or shall be exempt from such requirement under the then applicable laws, regulations and rules of the Nasdaq National Market.

              Section 7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, by Parent:

                     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except, in the case of the representations and warranties of the Company in Section 3.1 through Section 3.20, Section 3.25 and Section 3.26, where the failure to be so true and correct, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and obligations in this Agreement required to be performed and complied with by it prior to the Effective Time, and (iii) Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company certifying that the conditions set forth in this Section 7.3(a) are satisfied.

                     (b) Financial Conditions. (i) Revenue, as finally determined pursuant to Section 2.7(d), shall have been in the aggregate greater than or equal to fifty million dollars ($50,000,000), and (ii) PBT, as finally determined pursuant to Section 2.7(d), shall have been in the aggregate greater than or equal to a loss of ten million dollars (-$10,000,000)

                     (c) Third Party Consents. Parent shall have received evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under each material contract of the Company or any of its Subsidiaries set forth on Schedule 7.3(c).

                     (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition materially limiting or restricting Parent's ownership, conduct or operation of the business of the Company and its Subsidiaries following the Effective Time shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking the foregoing be pending or threatened.

                     (e) Quickturn Noncompetition Agreement. Section 6.2 of the Asset Purchase Agreement, dated as of June 14, 1997 by and among Parent, Quickturn Design Systems, Inc. ("Quickturn") and Arkos Design, Inc. (the "Quickturn Non-Compete") shall have expired or been terminated or waived by Quickturn, or other action shall have been taken which has the effect of rendering such provision inapplicable to the Merger or unenforceable.

                     (f) Employee Retention.

                            (A) In the event the employee listed in Schedule
6.15(a) shall have (i) accepted employment with Parent and (ii) executed the Employment Agreement attached as Exhibit D, and such Employment Agreement shall be in full force and effect, then at least seven (7) of the employees listed in
Schedule 6.15(b) shall have accepted employment with Parent;

                            (B) In the event the employee listed in Schedule
6.15(a) shall not have (i) accepted employment with Parent and (ii) executed the Employment Agreement attached as Exhibit D, then seven (7) of the employees listed in Schedule 6.15(b) shall have (A) accepted employment with Parent and
(B) executed the Employment Agreement attached as Exhibit E, and such Employment Agreements shall be in full force and effect.

                            (C) Each of the employees listed in Schedules
6.15(c) shall have executed an amendment to their existing severance agreement in the form attached as Exhibit F, and such amendment shall be in full force and effect.

                            (D) Each of the employees listed in Schedule 6.15(d)
shall have executed an amendment to their existing severance agreement in the form attached as Exhibit G, and such amendment shall be in full force and effect.

                            (E) The percentages of employees specified in Rows
A, B, C, D and E of Schedule 7.3(f) shall have accepted employment with Parent, subject to the additional terms and conditions set forth therein.

                     (g) OEM Agreement. The Company shall have entered into an OEM license agreement that meets the requirements of Schedule 7.3(g).



                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

              Section 8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated and the Merger abandoned:

                     (a) by mutual consent of the Boards of Directors of Parent and the Company;

                     (b) by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before September 14, 2002 or such later date as may be agreed upon in writing by the parties hereto (the "Final Date"); provided, however, that the Final Date shall, at the election of either party, be extended to October 14, 2002 if the Closing shall not have occurred by September 14, 2002 because (i) any of the determinations required by Section 2.7(d) have not been completed and (ii) the failure of such determinations to be completed or the failure of the Merger to occur on or before the Final Date has not principally been caused by action or failure to act constituting a breach, in any material respect, of this Agreement, by the party seeking such extension and (iii) all other conditions set forth in Article VII have been satisfied or waived;

                     (c) by Parent, by written notice to the Company, if (i) any of the Company's representations and warranties in the Agreement would be inaccurate if made as of the time of such notice, or the Company shall have breached any of its covenants, agreements or obligations in this Agreement, and
(ii) the condition set forth in Section 7.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within thirty (30) business days after receipt by the Company of written notice of such inaccuracy or breach;

                     (d) by the Company, by written notice to Parent, if (i) any of Parent's representations and warranties in this Agreement would be inaccurate if made as of the time of such notice, or Parent shall have breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 7.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach shall not have been cured within thirty (30) business days after receipt by Parent of written notice of such inaccuracy or breach;

                     (e) by Parent, by written notice to the Company, if: (i) a Trigger Event shall have occurred or a Takeover Proposal shall have been made and, in either case, shall not have been absolutely and unconditionally abandoned or withdrawn, and the Board of Directors of the Company, if so requested by Parent, does not within ten (10) business days of such request, (A) reconfirm its unanimous recommendation of this Agreement and the transactions contemplated hereby, and (B) (in the case of a Takeover Proposal or Trigger Event involving a tender or exchange offer) reject such Takeover Proposal or Trigger Event; (ii) the Board of Directors of the Company shall have failed to unanimously recommend that the Company's stockholders vote to approve the Merger and adopt this Agreement (a "Recommendation"), or shall have withdrawn (including by failing to include such Recommendation in the Proxy Statement) or modified its Recommendation in a manner adverse to Parent, or shall have resolved to do any of the foregoing; (iii) the Board of Directors of the Company shall have recommended, endorsed, accepted, approved, or otherwise agreed to a Takeover Proposal or shall have resolved to do any of the foregoing; or (iv) the Company or any Company Representative shall have failed to comply with Section 5.2.

                     (f) by either Parent or the Company, by written notice to the other party, if: (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided such party used commercially reasonable efforts to have such injunction or other order lifted or (ii) any required vote of the stockholders of the Company shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this clause (ii) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure constitutes a breach of this Agreement); or

                     (g) by the Company, by written notice to Parent and compliance with the provisions of this Section 8.1(g), if (i) the Company has received a Takeover Proposal constituting a Superior Proposal, the Board of Directors of the Company in accordance with Section 5.2 has determined that it desires to approve entering into a written agreement providing for such Superior Proposal and has notified Parent in writing of such desire; and (ii) five (5) business days have elapsed after Parent's receipt of such written notification (which notification shall include a copy of such Superior Proposal and a description of any additional material non-written modifications thereof), and during such five (5) business day period the Company has reasonably cooperated with Parent with the intent of enabling Parent to make an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal; and
(iii) prior to 6 p.m. California time on the fifth business day of such five (5) business day period Parent has not made an offer that is at least as favorable to the Company's stockholders as such Superior Proposal (and, in the case of a Superior Proposal within the scope of clause (B) of the second sentence of Section 5.2, Parent has not waived the condition set forth in
Section 7.3(b)); and (iv) at the end of such five (5) business day period the Board of Directors of the Company reasonably believes that such Takeover Proposal continues to be a Superior Proposal; and (v) the Company prior to such termination pays to Parent in immediately available funds all amounts required to be paid pursuant to Section 8.3(b). The Company agrees to notify Parent promptly if its desire to enter into a written agreement with respect to the Superior Proposal referred to in its notification shall change at any time after giving such notification.

              Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided that (a) the provisions of Section 6.4 and Section 8.3, this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability in connection with a willful or intentional breach of any of such party's representations or warranties set forth in this Agreement or the breach of any such party's covenants or agreements set forth in this Agreement.

              Section 8.3 Expenses and Termination Fees.

                     (a) Except as provided in subsections (b) and (c) of this
Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration, and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 7.2(b), and fees, costs and expenses associated with compliance with applicable Blue Sky securities laws in connection with the Merger and filing fees under the HSR Act shall be shared equally by the Company and Parent.

                     (b) In the event that: (i) Parent shall terminate this Agreement pursuant to Section 8.1(e); (ii) the Company shall terminate this Agreement pursuant to Section 8.1(g); or (iii) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(f)(ii) and, prior to such termination pursuant to Section 8.1(b) or Section 8.1(f)(ii), there shall have been (A) a Trigger Event with respect to the Company, or (B) a Takeover Proposal with respect to the Company, in either case which at the time of such termination shall not have been absolutely and unconditionally withdrawn or abandoned by the other party thereto, then, in each such event, in addition to any other remedies Parent may have, the Company shall pay to Parent (1) in the case of a termination described in Section 8.3(b)(i) or Section 8.3(b)(ii), the sum of five million five hundred thousand dollars ($5,500,000) (provided, however, that if Section 5.2(ii)(B) is applicable to such termination, the amount payable by the Company shall be two million six hundred thousand dollars ($2,600,000), and (2) in the case of a termination described in Section 8.3(b)(iii), if within twelve (12) months of a termination described in Section 8.3(b)(iii) any Takeover Proposal or any Trigger Event shall be consummated or any letter of intent or preliminary or definitive agreement with respect thereto shall be signed, the sum of five million five hundred thousand dollars ($5,500,000) (provided, however, that the amount payable by the

Company shall be five million dollars ($5,000,000) if the Takeover Proposal or Trigger Event shall be consummated with a person or entity other than the person or entity making the Takeover Proposal or Trigger Event which originally triggered the right of termination under Section 8.1(b) or Section 8.1(f)(ii) or with an affiliate of such person or entity). The payments required by this
Section 8.3(b) shall be made within two (2) business days after termination in the case of a termination by Parent pursuant to Section 8.1(e), prior to termination in the event of a termination by the Company pursuant to Section 8.1(g), and upon the earlier of the consummation of a Trigger Event or Takeover Proposal or the execution and delivery of any letter of intent or preliminary or definitive agreement with respect to a Takeover Proposal in the event of termination pursuant to Section 8.1(b) or Section 8.1(f)(ii). Solely for purposes of Section 8.3(b), all references to fifteen percent (15%) in the definition of the term "Takeover Proposal" shall be increased to forty percent (40%) and all references to eighty five percent (85%) therein shall be reduced to sixty percent (60%).

              Section 8.4 Amendment. Subject to Section 251(d) of the DGCL, the boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

              Section 8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                               GENERAL PROVISIONS

              Section 9.1 Non-Survival at Effective Time. The representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article II,
Section 6.4 (Confidentiality), Section 6.5 (Public Disclosure) Section 6.9 (Employee Benefit Plans), Section 6.10 (Form S-8), Section 6.12 (Indemnification), Section 6.18 (Further Assurances), Section 8.2 (Effect of Termination), Section 8.3 (Expenses and Termination Fees), Section 8.4 (Amendment), and this Article IX shall survive the Effective Time.

              Section 9.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be addressed to the intended recipient as set forth below):

                     (a)     if to Parent or Merger Sub, to:

                             Synopsys, Inc.
                             700 East Middlefield Road
                             Mountain View, CA  94043
                             Attention:  General Counsel
                             Telephone No.: (650) 584-5000
                             Facsimile No.: (650) 584-4396

                             with a copy to:

                             Brobeck, Phleger & Harrison LLP
                             Two Embarcadero Place
                             2200 Geng Road
                             Palo Alto, California  94303
                             Attention:  Rod J. Howard, Esq.
                             Telephone No.: (650) 424-0160
                             Facsimile No.: (650) 496-2885

                     (b)     if to the Company, to:

                             IKOS Systems, Inc.
                             79 Great Oaks Blvd.
                             San Jose, CA  95119
                             Attention:  CEO
                             Telephone No.: (408) 284-0400
                             Facsimile No: (408) 361-9698


                             with a copy to:

                             Gray Cary Ware & Freidenrich LLP
                             400 Hamilton Avenue
                             Palo Alto, CA  94301
                             Attention:  James M. Koshland
                                         Diane Holt Frankle
                             Telephone No.: (650) 833-2000
                             Facsimile No.: (650) 833-2001


All notices so given shall be effective upon receipt, and shall in any event be deemed received (a) three (3) calendar days after deposit with the U.S. Postal Service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) upon telephonic confirmation of delivery, if delivered by facsimile transmission

              Section 9.3 Interpretation.

                     (a) Prior to the Effective Time: (i) nothing in this Agreement shall be construed as establishing a joint venture, strategic alliance, or license between Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (ii) nothing in this Agreement shall be construed to require Parent or any of its Subsidiaries to make any investment of cash or other property in or any loan to the Company or any of its Subsidiaries.

                     (b) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used in this Agreement shall be deemed in each case to be followed by the words "without limitation." The phrase "provided to," "furnished to," and terms of similar import in this Agreement means that a paper copy of the information referred to has been furnished to the party to whom such information is to be provided. In this Agreement, the phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 2, 2001. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

              Section 9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, excluding the Confidentiality Agreement to the extent provided by Section 6.4 herein; (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (c) are not intended to, and shall not be construed as, conferring upon any person other than the parties hereto any rights or remedies.

              Section 9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

              Section 9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

              Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within the County of New Castle in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

              Section 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



                           [Signature page follows.]

                                                                  EXECUTION COPY

              IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                        SYNOPSYS, INC.



                                        By:      /s/ AART de GEUS
                                                 -------------------------------
                                           Name:
                                                 -------------------------------
                                           Title: Chief Executive Officer
                                                 -------------------------------



                                        IKOS SYSTEMS, INC.



                                        By:      /s/ RAMON NUNEZ
                                                 -------------------------------
                                           Name:
                                                 -------------------------------
                                           Title: Chief Executive Officer
                                                 -------------------------------



                                        OAK MERGER CORPORATION



                                        By:      /s/ STEVEN K. SHEVICK
                                                 -------------------------------
                                           Name:
                                                 -------------------------------
                                           Title: Vice President
                                                 -------------------------------


                         SIGNATURE PAGE TO AGREEMENT AND
                        PLAN OF MERGER AND REORGANIZATION

     FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



     This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Amendment") is made and entered into as of August 1, 2001, by and among Synopsys, Inc., a Delaware corporation ("Parent"), Oak Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Synopsys ("Merger Sub") and IKOS Systems, Inc., a Delaware corporation (the "Company").

     WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger and Reorganization by and among Parent, Merger Sub and the Company dated July 2, 2001 (the "Merger Agreement"); and

     WHEREAS, the parties desire to amend a certain provision of the Merger Agreement.

     THEREFORE, the parties hereby agree as follows:

     1. Section 6.9(g) is hereby amended to add the following sentence to the end of Section 6.9(g):

     "In the event that (1) the Closing Date occurs prior to June 30, 2002 pursuant to Section 2.7(b)(i) of the Merger Agreement and (2) the Contingent Consideration is $9.00, then the dollar amount of the Bonus Plan available for distribution to Company employees shall be $5.0 million."

     2. Capitalized terms that are not defined herein have the same meaning given to them in the Merger Agreement. Except as amended hereby, all other provisions of the Merger Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this First Amendment to the Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SYNOPSYS, INC.

By: /s/ ROBERT B. HENSKE
    ----------------------------

Name: Robert B. Henske
Title: Chief Financial Officer


OAK MERGER CORPORATION

By: /s/ ROBERT B. HENSKE
    ----------------------------

Name: Robert B. Henske
Title: President


IKOS SYSTEMS, INC.

By: /s/ JOSEPH W. ROCKOM
    ----------------------------

Name: Joseph W. Rockom
Title: Chief Financial Officer